                          EXCLUSIVE LICENSE AGREEMENT              Exhibit 10.7
                          ---------------------------

THIS EXCLUSIVE LICENSE AGREEMENT is made March 15, 1993 by PACIFIC PAY VIDEO LIMITED, a California corporation ("Licensor") and COMSAT VIDEO ENTERPRISES, INC., a Delaware corporation ("Licensee").

                                   RECITALS
                                   --------
A    Licensor is in the business of designing, manufacturing, installing, maintaining, and operating hotel pay-per-view video selection and distribution ("VSAD") systems and components.

B. Licensor is the exclusive licenses of On Command Video Corporation, a Delaware corporation ("OCV"), which is the owner of patents and patent rights concerning certain types of VSAD systems allowing guests to select from a large number of programs for viewing at any time. Licensor's territories under its Technology License Agreement with OCV include the Asia/Pacific region.

C. Licensor is designing and developing a modulator, a converter box, and other VSAD components and system technology for use in connection with its distribution of VSAD systems. Licensor is the owner or licensee of certain patents, trade secrets, and trademarks, and possesses certain nonproprietary know-how, concerning this technology.

D. Licensor wishes to increase market acceptance of VSAD systems that utilize these patent rights, trade secrets, know-how, inter alia by expediting and
                                              ----------
expanding the use of such systems by hotel operators outside of the Asia/Pacific region covered by the Technology License Agreement and in portions of that region being sublicensed by Licensor to Licensee by separate Exclusive Sublicense Agreement; and Licensee will assist Licensor in these efforts.

E. Licensee has an established support organization, experience in the distribution of video pay-per-view products and services, and an existing hotel operator customer base, and is willing to market VSAD systems and components that utilize Licensor's and OCV's patent rights, trade secrets, and know-how to those customers and to others which it may develop.

F. Licensee and Licensor have entered a Series B Preferred Stock and Warrant Purchase Agreement pursuant to which Licensee is making a substantial financial investment in Licensor.

G. As additional consideration for its investment in Licensor, Licensee wishes to obtain an exclusive license to use Licensor's patent rights, trade secrets, trademarks, and know-how, including, but not limited to the right to utilize them in connection with the design, manufacture, reproduction, modification, demonstration, marketing, distribution, leasing, licensing, selling, financing, installing, maintaining, operating, programming, or otherwise implementing use of VSAD systems or components, and to obtain VSAD system components using Licensor's technology.

     NOW, THEREFORE, in consideration of the above premises, and the terms, covenants, and conditions set forth in this Agreementthe parties agree as follows:

l.   Definitions
     -----------

The following definitions shall control for purposes of this Agreement:

l.l "Patent Rights" shall mean the rights embodied in the patents and patent applications owned by Licensor or acquired by Licensor by license or otherwise from third parties, including but not limited to those listed in Exhibit A hereto, in further patents acquired by and patent applications filed by Licensor, or acquired by Licensor by license or otherwise, during the term of this Agreement that are related to VSAD systems and their components, and all continuing applications, reissued patents, and reexamined patents stemming from such patent and patent applications, as well as all foreign equivalents,

1.2 "Trade Secrets" shall mean all information concerning the VSAD systems and components that is in the possession of Licensor it any time during the term of this Agreement, that is not commonly known to others, and that previously has-been or is hereafter designated by Licensor as constituting a trade secret (including but not limited to software owned, licensable, or transferable by Licensor, and any, improvements, developments, or enhancements to such trade secrets made during the term of this Agreement), Such Trade Secrets shall include, but not be limited to the principal trade secrets as of the date of execution of this Agreement which are identified by OCV (without disclosure of, confidential subject matter) in the attached Exhibit B.

1.3 "Know-How" shall mean all information concerning VSAD systems and components that is in the possession of Licensor at any time during the term of this Agreement and that is not designated by Licensor as a trade secret (including but not limited to software owned, licensable, or transferable by Licensor, and any improvements, developments, or enhancements to such non-trade secret information made during the term of this Agreement),

1.4 "Trademarks" shall mean the tradenames and marks, the associated logo-types, and any other trade or service names or marks developed by Licensor or acquired by Licensor by license or otherwise at any time during the term of this Agreement for use in connection with VSAD systems and components.

1.5  "Licensed Market" shall mean the market defined in Exhibit C hereto,

2.   Grant of License
     ----------------
2.1 Licensor hereby grants to Licensee a worldwide, irrevocable, and exclusive license to use in the Licensed Market the Patent Rights, Trade Secrets, Trademarks, and Know-How, including, but not limited to the right to utilize them in connection with the design, manufacture, reproduction, modification, demonstration, marketing, distribution, leasing, licensing, selling, financing, installing, maintaining, operating, programming, or otherwise implementing use ("Implementation and Use") of VSAD systems and components.

2.2 Licensor hereby grants to Licensee a worldwide, irrevocable, and nonexclusive license to use in the Licensed Market any other Patent Rights, Trade Secrets, Trademarks, and Know-How, including, but not limited to the right to the Implementation and Use of VSAD systems and components, to which Licensor has rights but does not have the right to make the grant of exclusive rights made in subparagraph 2.1 above.

2.3 Notwithstanding the above grants, Licensor shall retain the right to continue to use the Patent Rights, Trade Secrets, Trademarks, and Know-How in the territories excluded from the Licensed Market, as defined in Exhibit C.

2.4 Licensee hereby grants to Licensor the right to use any developments, improvements, and enhancements that may be made by Licensee to the Patent Rights, Trade Secrets, and Know-How licensed hereunder (the "Licensee Developments"),

3.   Transfer of information
     -----------------------

3.1 Licensor shall deliver to Licensee promptly after the execution of this Agreement, a functional engineering unit of Licensor's pending modulator and converter box VSAD system components, copies of patent applications and other written materials, including descriptions, drawings, blueprints, source code and object modules for software, instructional manuals, memoranda and like documents, and other materials in sufficient detail to disclose fully the Patent Rights, Trade Secrets, and Know-How in existence on the effective date of this Agreement. Licensor shall deliver to Licensee equivalent engineering units (for hardware) and documentation for Patent Rights, Trade Secrets, and Know-How acquired by Licensor subsequent to the effective date of this Agreement (including that arising from developments, improvements, and enhancements) within sixty (60) days after acquisition by Licensor.

3.2 Promptly after execution of this Agreement, Licensor and Licensee will arrange for a Technology Risk Assessment Test to be performed on the converter box VSAD system component as soon as possible after execution of this Agreement, as described in Exhibit D.

3.3 Promptly after execution of this Agreement, Licensor shall provide instruction and training to appropriately qualified employees of Licensee sufficient to enable Licensee to fully and independently utilize the Patent Rights, Trade Secrets, Trademarks, and Know-How in the Implementation and Use of VSAD systems and components based on such technology in the Licensed Market.
The initial 160 man-hours of such instruction and training shall be provided without charge. Additional hours of instruction and training shall be provided subject to reimbursement of Licensor's direct costs (including a three percent (3%) markup to cover general and administrative overhead).

3.4 Licensee shall provide equivalent engineering units (for hardware), documentation, instruction, and training to Licensor with respect to the Licensee Developments granted by Licensee, to Licensor pursuant to subparagraph 2.4, subject to reimbursement of Licensee's direct costs (plus a three (3%) markup to cover general and administrative overhead) by Licensor.

4.   Manufacture of Products Using Licensor's Technology
     ---------------------------------------------------

4.1 Licensee agrees to purchase from or through Licensor, at Licensor's direct cost (plus an agreed markup to cover general and administrative overhead), as further provided in subparagraph 4.2 below, and without additional consideration or royalty, its requirements of VSAD system or component products which utilize the Licensor's Patent Rights, Trade Secrets, and Know-How. Licensee also shall provide assistance to Licensor in financing such production for Licensee through methods including credit guaranties, volume guarantees, or cash advances for parts orders. Licensee shall order the manufacture of specific products through separate agreements with Licensor covering Licensee's requirements concerning volume, price, delivery, financing, warranty, and other terms pertinent to each specific product order.

4.2 For orders requiring Licensor to handle delivery or billing/payment documentation, the agreed markup for general and administrative overhead shall be three percent (3%) of direct costs. For orders handled by Licensor directly with Licensor's subcontractors, no markup shall apply. Licensor shall secure for Licensee a pro-rata portion of any quantity discount benefits permitted by Licensor's subcontractors which take into account the volume of orders made by Licensee.

For re-orders of items previously furnished through Licensor's subcontractors which are then to be furnished directly by Licensor, the price charged by Licensor to Licensee shall not exceed the amount previously charged until production has stabilized and an acceptable direct cost and general and administrative overhead markup can be negotiated in good faith between Licensor and Licensee.

For orders of products requiring special development to meet Licensee's requirements direct cost and markup for general and administrative overhead shall be negotiated on a case by case basis. Where up-front research, development, and engineering costs are paid by Licensee, then Licensor shall be obligated to reimburse Licensee for those costs should Licensor sell the specially developed products (or derivations) to third parties, Licensee and its agents shall have the right to audit the books and records of Licensor pertaining to direct costs and general and administrative overhead to verify the accuracy and validity of charges at reasonable times and notice.

4.3 If Licensor files (or has filed against it and fails to remove it within sixty (60) days), an action seeking bankruptcy, insolvency, the appointment of a receiver or trustee, or any other protection from creditors, or makes or seeks to make a general assignment for the benefit of creditors, or if for any other reason Licensor is unable to meet or commit to meet Licensee's requirements as to any specific product order, then Licensee shall have the right to have its affected product orders manufactured by itself or through any other manufacturer or supplier without additional consideration or royalty to Licensor. In any event, Licensor agrees to provide engineering support and assistance to Licensee in implementing such manufacture of products which utilize the Licensor's Patent Rights, Trade Secrets, and Know-How subject to reimbursement of Licensee's direct costs (plus a three (3%) markup to cover general and administrative overhead).

5.   Patent Marking
     --------------
Licensee agrees to apply all appropriate U.S. and foreign patent numbers and other proprietary marks to all products manufactured by or for it that utilize Patent Rights licensed pursuant to this Agreement.

6.   Term
     ----
This Agreement shall become effective on execution and shall continue for as long as Licensor (including its successors, transferees, or assigns) has any proprietary interest in the subject matter. Neither party shall have a right to terminate this Agreement in the event of any breach by the other party, but shall be limited to any other remedies that may be provided at law or in equity.

7.   Software
     --------
Licensor acknowledges and agrees that the license set forth in Section 2 includes a license to any software owned, licensable, or transferable by Licensor (now or in the future) which are necessary for or useful to the Implementation and Use of VSAD systems and components. Licensor undertakes to appropriately copyright any such software in accordance with Licensor's standard practices. Pursuant to Section 3 Licensor shall transfer to Licensee any source codes, object modules, instruction manuals, flowcharts, and other materials in Licensor's possession which are necessary for or useful to understanding and utilizing the software.

8.   Maintenance of Patents
     ----------------------
Licensor shall be responsible, at its expense, for maintaining those patents (including patent applications) necessary, to the Patent Rights worldwide. In the event Licensor determines not to pursue or to continue maintaining any such patent, it shall so notify Licensee. Licensee then shall have the option to make any necessary payments in order to pursue or to continue to maintain the patent and upon making such payments shall be entitled to any rights associated with the patent and, at Licensee's request, Licensor shall assign all right, title and interest in that patent to Licensee. Licensor shall notify License on a periodic basis of the fees Licensor pays in pursuing or maintaining patents and patent applications.

9.   Technical Assistance
     --------------------
Following the Transfer of Information under Paragraph 3, Licensor agrees to make Licensor personnel or agents available at Licensee's request to provide reasonable technical assistance to Licensee to assist Licensee in effectively utilizing the rights and information licensed hereunder, subject to reimbursement of Licensor's direct costs (including a three (3%) markup to cover general and administrative overhead) by Licensee, This technical assistance shall be furnished by technical personnel selected by Licensor, at Licensee's plant or at Licensee's plant, at Licensee's election.

10.  Confidentiality
     ---------------
10.1 Licensee agrees to maintain all information concerning Patent Rights and Trade Secrets confidential and not to disclose the same to anyone outside of Licensee's immediate organization, either during or after the term of this Agreement, except upon receiving Licensor's express written consent which shall not be unreasonably withheld. Licensee further agrees not to use any such information for any purpose other than as contemplated herein, and to impose similar restrictions on any other person or entity to whom such information is made available by Licensee as permitted by this Agreement. This shall not restrict Licensee from disclosing such proprietary information necessary to enable its customers to operate VSAD systems or components acquired from Licensee which utilize it.

10.2 The obligations imposed upon Licensee hereunder shall not apply to any information that is or was known to Licensee at the time of disclosure thereof by Licensor; that is or was, or subsequently becomes publicly available through sources other than Licensor or Licensee, such as by the issuance to Licensor of U.S. or foreign patents on such information; that is or was rightfully obtained and received by Licensee from a third party; that is or was independently developed by Licensee without assistance from Licensor; or that is or was excluded in writing by Licensor from the provisions hereof.

11.  Representations and Warranties
     -----------------------------

11.1 Licensor represents and warrants that it is the owner or licensee of the entirety of the Patent Rights, Trade Secrets, and Trademarks, and that their transfer and Implementation and Use as contemplated in this Agreement will not violate the rights of any third party.

11.2 As to the Know-How and any other information disclosed, licensed, or transferred by Licensor to Licensee pursuant to this Agreement, Licensor represents and warrants that it has the right to disclose, license, and transfer such Know-How or other information to and for the use of Licensor without violation of the rights of any third party.

12.   Third Party Claims
      ------------------
The parties will promptly notify each other in writing of any claim by a third party that use of any Patent Rights, Trade Secrets, Know-How, or Trademarks violates any patent, copyright, trade secret or other intellectual property right of a third party. Licensor will defend, at its own expense, any suit or proceeding against Licensee in a court of the United States for the infringement of United States patents, copyrights, or trade secrets based upon Licensee's use of Patent Rights, Trade Secrets, Know How, or Trademarks. Licensor shall pay all damages and costs finally awarded against Licensee because of such patent, trade secret, or copyright infringement. At Licensee's option, it shall have the right to participate in the defense of any such action, and to control its own defense at its cost and expense. Licensor's duties hereunder are conditioned upon Licensee giving Licensor prompt written notice of commencement of any suit or proceeding or any claims of infringement, Licensee giving Licensor sole control of the defense and settlement of such action, and furnishing to Licensor copies of communications relating to the alleged infringement and giving to Licensor all information and assistance (at Licensor's expense) necessary to defend or settle such suit or proceeding. Licensor shall not be bound by any settlement made without Licensor's prior written consent.

13.  Third Party Infringement
     ------------------------
Licensor and Licensee shall notify one another of all information concerning any actual, alleged or imminently threatened infringement in the Licensed Market of the Patent Rights, Trade Secrets, Know-How, or Trademarks by third persons. In the event of a potential infringement, Licensor or its designee shall bring, at its own expense, an appropriate action against any person infringing directly or contributorily. In such case, Licensee shall have the right to participate in the action at its own expense. All recoveries from such suit shall first be applied to reasonably reimburse all expenses incurred by Licensor, and the balance shall be paid to Licensee. No settlement shall be made without Licensee's prior written consent which shall not be unreasonably withheld.

14.  Remedies; Severability; Nonwaiver
     ---------------------------------

14.1 Each party understands and agrees that a breach by it of any of the terms, covenants, and conditions of this Agreement will cause irreparable damage to the other party which may not be adequately remedied solely by an action for damages, and each party expressly waives the defense that a remedy in damages will be adequate. Therefore, the injured party shall be entitled to seek and obtain an injunction from any court of competent jurisdiction, restraining any further violation of this Agreement, in addition to any other available remedies.

14.2 If any agreement, covenant or other provision of this Agreement is invalid, illegal or incapable of being enforced by reason of any rule or public policy, all other agreements, covenants, and provisions of this Agreement, shall, nevertheless, remain in full force and effect. If any of the rights and restrictions contained herein shall be deemed to be unenforceable by reason of the extent, duration or scope thereof, or otherwise, then the parties contemplate that the court making such determination shall reduce such extent, duration, scope, or other provisions hereof, and enforce such rights or restrictions in their reduced form for all purposes , and manner contemplated hereby.

14.3 A party's election of any one or more remedies shall be cumulative and shall not constitute a waiver of the party's right to pursue other available remedies. Any failure by a party to enforce any provision of this Agreement shall not be construed as a waiver of such provision, or prevent the enforcement of each and every other provision of this Agreement.

15.  Notice
     ------
     Any notice, request, demand, approval, consent, or other communication ("communication") permitted or required to be given by this Agreement shall be effective only if in writing and delivered (i) personally, or (ii) by registered or certified mail, postage prepaid, return receipt requested, or (iii) by prepaid domestic courier, receipt acknowledged, or (iv) by telecopier or other electronic communications or similar conveyance, transmission confirmed, and addressed as follows, or at such address as a party may from time to time communicate to the other parties:

     If to Licensor:  Robert Creager
                      Pacific Pay Video Limited
                      310 University. Avenue, Suite 218
                      Palo Alto, CA 94301
                      Telephone: (415) 617-1999
                      Telecopier: (415) 321-1332

     With a copy to:  Iver Kern, Esq,
                      Wilson, Sonsini, Goodrich & Rosati
                      2 Palo Alto Square
                      Palo Alto, CA 94306
                      Telephone: (415) 493-9300
                      Telecopier: (415) 858-4486

     If to Licensee:  Charlie Lyons
                      Comsat Video Enterprises, Inc.
                      22300 Comsat Drive
                      Clarksburg, MD 20871
                      Telephones (301) 428-4111
                      Telecopier: (301) 428-3285

     with copies to:  Warren Y. Zeger, Esq.
                      COMSAT Corporation
                      950 L'Enfant Plaza, S.W.
                      Washington, D.C. 20024
                      Telephone: (202) 863-6666
                      Telecopier: (202) 863-4137

     and to:          John S. McClintic, Esq.
                      Bancroft & McAlister
                      601 Montgomery Street, Suite 900
                      San Francisco, CA 94111
                      Telephone 415-788-8855
                      Telecopier 415-397-1925

     If delivered personally, or by telecopier or other electronic conveyance, the deemed date of delivery shall be the date on which the communication is dispatched. If delivered by mail or by courier, the deemed date of delivery shall be the date on which the communication is received. All communications shall bear the date on which they are dispatched or deposited in the mail.

16.  Further Acts
     ------------
The parties to this Agreement agree to execute any further instruments and to perform any further acts reasonably necessary to carry out the provisions of this Agreement.

17.  Binding Effect
     --------------
All rights and obligations under this Agreement shall inure to the benefit of and be binding upon the heirs, personal representatives, assigns, and successors of the parties, regardless of whether transfer of title has been made in accordance with the provisions of this Agreement.

18.  Entire Agreement
     ----------------
This document contains the entire agreement of the parties with respect to its subject matter, and supersedes any and all agreements or understandings, whether written or oral, that may have been made between the parties prior to the date of execution. This Agreement may not be changed or terminated orally, and no change, termination or waiver of any of its provisions shall be valid, unless in writing and signed by the party against whom such claim, termination or waiver is sought to be enforced.

19.  Governing Law
     -------------
This Agreement is to be construed and performed in accordance with the laws of the State of California.

20.  Arbitration of Disputes
     -----------------------

Except as to disputes concerning the scope, validity, or infringement of any patent which shall be resolved through action filed in the federal district court for the Northern District of California, disputes between the parties concerning this Agreement shall be resolved through final and binding arbitration. Either party may elect to commence arbitration by giving notice to the other party. The arbitration shall be conducted in San Francisco, California, under the commercial arbitration rules then in effect of the American Arbitration Association. Any arbitrator selected to serve shall be qualified by training and experience for the matters for which such arbitrator is designated to serve. The written decision and findings of the arbitrator shall be conclusive as between the parties and may be entered in any court having jurisdiction The parties shall equally share the costs of the arbitration, but shall each bear their own attorneys fees and costs.

21.  No Partnership or Agency Relationship
     -------------------------------------
The relationship of the parties established by this Agreement is one of licensor and licensee and nothing in this
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                                                                         page 10

Agreement shall be construed to establish a principal-agent, employer-employee, partnership or joint venture relationship between the parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first set forth above.

LICENSOR:

PACIFIC PAY VIDEO LIMITED



By /s/ Robert R. Creager
Its Presidents


Dated: 3/15/93


LICENSEE:

COMSAT VIDEO ENTERPRISES, INC.

By /s/ Charlie Lyons

Dated: 3/19/93

                                   Exhibit A

                                 PATENT RIGHTS
                                 ------------


Licensor is preparing to file three patent applications concerning the following:

     (a) a Multi-Standard converter cable box that handles television channels in two or more television signal formats (such as NTSC and PAL);

     (b) a remote control scheme for controlling both the cable box and television in a coordinated fashion despite the lack of any connection between the two, other than the connection to the television's antenna or cable port; and

     (c) apparatus and method for enabling the cable box to determine whether or not the associated television is turned on and tuned to the proper channel, without any special connections between the cable box and television.

                                   Exhibit B
                                 TRADE SECRETS
                                 -------------

Trade Secrets covered by this Agreement include, without limitation, the following principal trade secrets identified by Licensor (without disclosure of confidential subject matter):

     (a) an improved television signal modulator for use in the head end of cable television and VSAD systems.

     (b) control software for Licensor's and OCV's VSAD system, including software executed by the converter cable box and software run by the head and controller.

                                   Exhibit C

                                LICENSED MARKET
                                ---------------

The Licensed Market covered by this Agreement is worldwide, excluding only the following territories:

     The "Territory" (including the Asia/Pacific Region) as such term may be defined from time to time under that certain Technology License Agreement between PPV and On Command Video Corporation dated April 15, 1992. The parties further acknowledge and agree that the Licensed Market includes Central and South America and the Republics of the former Soviet Union, an Licensor's rights to that portion of the Territory are being licensed by Licensor to Licensee under an Exclusive Sublicense Agreement dated the date of this Agreement, and shall include the continent of Africa in the event that Licensee shall foreclose on its security interest in that portion of the Territory granted under an amendment to Programming Services Agreement between Licensor and Licensee dated the date of this Agreement.

                                   Exhibit D

                        TECHNOLOGY RISK ASSESSMENT TEST
                        -------------------------------

A Technology Risk Assessment Test for the converter box VSAD system component under development by Licensor will be performed by Dr. Robert Fenwick of On Command Video Corporation, using the following equipment set-up and procedures:

1) The PPV Multi-Standard converter (see "converter") will be connected to a standard OCV system and will co-exist with other televisions on the same system which are using the standard OCV television interface.

2) The Remote IR sensing unit will be installed as it will be in a hotel installation configuration.

3) The H-Sync plate will be installed as it will be in a hotel installation configuration.

4) The remote control will be either a test sample of the actual OEM unit being designed by Bondwell for PPV or a learning remote which for all intents and purposes will perform the same function. The remote must:

     (a)  Control both the television and the converter unit simultaneously.

     (b) Issue all commands used by the OCV system to access Pay Per View movies.

     (c)  Control the television's volume.

     (d) Turn off and on the television while simultaneously forcing the television to a specific channel which will be the output channel of the converter unit.

5) The converter must pass all status information Which is expected by and is standard for the OCV headend system.

6) Removal of the H-Sync plate while a movie is in progress must result in a power off status being sent to the head end.

7) A sequence of preview movie, preview a second movie, select television mode, and select movie for viewing must be performed successfully by the PPV remote/converter combination.

8) The video quality presented on the television must be subjectively assessed as equivalent to that of the best of any OCV system under the same conditions using a standard OCV interface.

9) The converter at select all off air TV channels currently supplied on the OCV internal test (Ch. 2, Ch. 4 through 13 inclusive and Ch. 15).

10)  The converter must select all 16 OCV Pay Per View channels.

If all the above tests and conditions are met, the PPV Multi-Standard converter will be then deemed to have passed the TRAT.